SECOND AMENDMENT TO LICENSE AGREEMENT

This Second Amendment, dated February 17, 2023 (“Effective Date”), is by and between Cryo-Cell International, Inc. (“LICENSEE”) and Duke University ("DUKE").

WHEREAS, LICENSEE and DUKE entered into a license agreement dated February 23, 2021 and a First Amendment dated February 4, 2022 (collectively the "License Agreement"); and

WHEREAS, DUKE and LICENSEE desire to modify certain provisions of the License Agreement as provided herein.

NOW THEREFORE, DUKE and LICENSEE hereby agree as follows:

1. Paragraph 3.1 (a) will be amended to delete the final Two Million ($2,000,000) payment due on the second anniversary of the EFFECTIVE DATE of the License Agreement. As of the Effective Date of this Second Amendment, the License Issue Fee shall be fully paid up.

2. A new milestone payment will be added to Paragraph 3.1 (f) as follows:

One Million Dollars ($1,000,000) upon FDA approval of the first LICENSED PRODUCT comprising cord tissue derived MSC for Autism Spectrum Disorder.

3. A new ctMSC Milestone will be added under Paragraph 5.2 as follows:

Opening of manufacturing facility for LICENSED PRODUCT prior to first initiation of a Phase III clinical trial using ctMSCs.

4. DUKE agrees to provide appropriate Letter(s) of Authorization, substantially in the form attached hereto as Exhibit A relating to IND #17313 (“DUKE IND”) to assist LICENSEE in its efforts to obtain its own IND or, at LICENSEE’s written request to transfer DUKE IND to LICENSEE prior to initiation of the first Phase III clinical trial if DUKE IND is not being used by DUKE for other clinical research/patient treatment. DUKE agrees to not undertake any new clinical research or patient treatment under DUKE IND subsequent to the Effective Date.

5. LICENSEE agrees to enter into a sponsored research agreement with DUKE in order to complete the DUKE IMPACT Study (“Study”) for testing whether cord tissue MSCs can improve social and communication abilities in children with autism. An agreement between DUKE and LICENSEE for completing such Study shall be executed no later than March 1, 2023. This Second Amendment is conditional upon the execution of the sponsored research agreement and in the event that the sponsored research agreement is not completed by March 1, 2023, then this Second Amendment shall be void ab initio and the License Agreement will remain unchanged and in effect as if this Second Amendment had never been executed.

6. If LICENSEE terminates the sponsored research agreement prior to completion of the Study, it shall be deemed an irrevocable written notice to DUKE under Paragraph 11.3 for LICENSEE to terminate the License Agreement as well as a material breach of the License Agreement.

7. Except as specifically modified and amended above, all other terms and conditions of the License Agreement remain unchanged and in effect and are hereby ratified and adopted as though fully set forth herein.

IN WITNESS WHEREOF, the parties have entered into this Second Amendment to the License Agreement as of the date and year first above-written.

CRYO-CELL INTERNATIONAL DUKE UNIVERSITY

By: /s/ David Portnoy By: /s/ Robin L. Rasor

David Portnoy Robin L. Rasor

Title: Chairman and Co-CEO Title Associate Vice President